CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

Exhibit 10.97

EXECUTION DRAFT

Venture Global Partners, LLC

1001 19th Street North

Suite 1200

Arlington, VA 22209

Attention: Robert Pender, Managing Partner

Re:	VGC Management Services Agreement

Gentlemen:

Venture Global LNG, Inc. (“VGLNG”) (a) is developing through its subsidiary, Venture Global Calcasieu Pass, LLC, a liquefied natural gas (“LNG”) export project to be located directly on the Calcasieu Ship Channel south of Lake Charles, Louisiana, currently anticipated to consist of an approximately ten million tons per annum (nameplate capacity) liquefaction plant, a power plant, two 200,000 cubic meter (m3) LNG storage tanks, and an LNG berthing dock that would accommodate vessels up to 185,000 cubic meters (m3) in capacity (the “Calcasieu Pass Project”) and (b) is developing, through its subsidiaries, additional LNG export projects along the Gulf of Mexico (each a “Project” the collectively, the “Projects”).

VGLNG and Venture Global Commodities, LLC (the “Company”) are parties to that certain Amended and Restated Agreement for Excess Capacity, dated as of December 2, 2014 (the “Excess Capacity Agreement”), which includes the exclusive right for the Company to purchase excess capacity from the Calcasieu Pass Project, each of the other Projects and any expansion of any Project developed by VGLNG.

Each of the Company and VGP may be referred to herein individually as a “Party” and collectively as the “Parties.”

In recognition of the unique capabilities of VGP with respect to project development, finance and capital markets, regulatory, permitting and contractual matters, as well as VGP’s unique industry relationships, good will, understanding of natural gas and LNG commodities markets, business development plans and growth ideas, and the Company’s continuing need for assistance, support and strategic advice from VGP with respect to such unique capabilities in connection with the optimization of the Company’s rights and obligations under the Excess Capacity Agreement and the purchase and sale of excess capacity from the Projects under the Excess Capacity Agreement and the associated agreements entered into thereunder, the Company desires VGP to provide such assistance, support and strategic advice to the Company with respect to such unique capabilities (altogether, “Management Services”) through this management services agreement (“VGC Management Services Agreement”) and VGP desires to provide such Management Services to and for the benefit of the Company.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

EXECUTION DRAFT

Accordingly, in consideration of the premises and the agreements, provisions and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

1. The Parties hereby enter into this definitive and binding VGC Management Services Agreement for the provision by VGP to the Company of Management Services, as may be requested by the Company from time to time, for a term which commenced as of December 1, 2014 and shall terminate upon the later to occur of (1) the expiration of the useful life of all the Projects, as such Projects may be modified, expanded, repaired, or replaced by VGLNG, its subsidiaries or affiliates, and (2) twenty-five (25) years after the commercial operations date of the last Project developed by VGLNG, its subsidiaries or affiliates to achieve commercial operations; provided that the term shall be automatically renewable on a year-to-year basis thereafter unless either Party provides not less than one year prior written notice to terminate.

2. VGP shall cause personnel providing the Management Services to perform such Management Services with the same degree of care, skill, confidentiality and diligence with which such personnel perform similar services for VGP. VGP shall provide the Management Services as requested from time to time by the Company in accordance with the reasonable advance requests provided by the authorized representatives of the Company, or their designees, and VGP shall be entitled to rely upon any written or oral instructions received from those individuals who VGP reasonably believes to be such authorized representatives or designees.

3. The Parties agree that VGP shall provide such Management Services as an independent contractor for and on behalf of the Company, and nothing in this VGC Management Services Agreement shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder, or joint venturers as between the Parties.

4. For the availability of VGP to perform the Management Services, the Company shall pay to VGP a monthly fee, in advance, in an amount equal to, for each month from the first day the commercial operations date has been achieved (“COD”) by the Calcasieu Pass Project and thereafter for the term hereof, Five Hundred Thousand Dollars (US$500,000) per month (each a “Service Fee”). The Service Fee shall be escalated each year for inflation. The Service Fee to be paid in any year shall be escalated annually for any inflation at the commencement of each year during the term by multiplying the initial Service Fee (and any escalated Service Fee thereafter) times a fraction, the numerator of which is the arithmetic average of the CPI for the twelve months preceding such calendar year and the denominator is the arithmetic average of the CPI for the last full calendar year period preceding COD. As used in this VGC Management Services Agreement, “CPI” means the US Department of Labor Statistics Consumer Price Index published by the Bureau of Labor Statistics, United States Department of Labor, Washington, DC (http://www.bls.gov/cpi). In addition to the Service Fee, the Company shall reimburse VGP for all reasonable out-of-pocket expenses incurred in connection with the performance of the Management Services.

5. Disputes arising under this VGC Management Services Agreement that are not resolved through informal discussion may be submitted to binding arbitration in Washington, DC conducted in accordance with the rules of the American Arbitration Association.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

EXECUTION DRAFT

6. Notwithstanding any provision herein to the contrary, the maximum aggregate liability of VGP under or in connection with this VGC Management Services Agreement, whether in contract, negligence or other tort, non-performance or breach of statutory duty, under indemnity or otherwise, shall be an amount equal to the Service Fee payable in respect of the most recent twelve months. Neither Party shall be liable for any indirect, incidental, special, exemplary, consequential or punitive damages or losses of any nature howsoever arising, including loss of income or profits, under or in connection with this VGC Management Services Agreement, whether in contract, negligence or other tort, non-performance, breach of statutory duty, under indemnity or otherwise.

7. This VGC Management Services Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes and replaces any other agreement or understanding between the Parties in respect of the subject matter.

8. No Party may assign this VGC Management Services Agreement or any of its rights or obligations hereunder to any other person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided VGP may assign its rights to receive any and all of its Service Fees hereunder.

9. This VGC Management Services Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof that would require the application of the laws of any other jurisdiction.

10. This VGC Management Services Agreement is a legally binding agreement of the Parties and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11. No amendment or modification of this VGC Management Services Agreement shall be binding upon the Parties unless in writing and signed by both Parties.

12. Each Party will bear its own costs in relation to the preparation, negotiation and execution of this VGC Management Services Agreement and any other documents related thereto.

13. No person that is not a party to this VGC Management Services Agreement shall have any right to rely upon, make any claim or otherwise seek to enforce, whether directly or indirectly, any term or provision of this VGC Management Services Agreement.

14. This VGC Management Services Agreement does not create any partnership, joint venture or other legal entity, nor does it create any agency relationship.

15. This VGC Management Services Agreement may be executed in one or more counterparts, and all counterparts when executed shall form part of and constitute one and the same original agreement.

16. This VGC Management Services Agreement shall be effective as of December 1, 2014.

CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 83 BY VENTURE GLOBAL, INC.

EXECUTION DRAFT

If the foregoing is in accordance with our mutual understanding and if this VGC Management Services Agreement constitutes a satisfactory basis for proceeding with respect to the matters described herein, please so indicate by signing this VGC Management Services Agreement in the places indicated below and by returning the executed copy to us.

Very truly yours,

VENTURE GLOBAL COMMODITIES, LLC

By:	/s/ Robert B. Pender
Name:	Robert B. Pender
Title:	Managing Partner, Venture Global Partners, LLC, as sole member of Venture Global Commodities, LLC

Acknowledged and agreed to:

VENTURE GLOBAL PARTNERS, LLC

By:	/s/ Michael Sabel
Name:	Michael Sabel
Title:	Managing Partner, Venture Global Partners, LLC